Exhibit 10.3

BJ’S WHOLESALE CLUB, INC.

AMENDMENT NO. 2 TO CHANGE IN CONTROL SEVERANCE AGREEMENT

This Amendment No. 2 to Change in Control Severance Agreement (the “Amendment”) between BJ’s Wholesale Club, Inc. (the “Company”) and Cornel Catuna (“Executive”) is made as of May 26, 2011.

WHEREAS, the Company and Executive entered into a Change in Control Severance Agreement dated January 30, 2011, as amended on March 24, 2011 (as so amended, the “Agreement”).

WHEREAS, the parties desire to further amend the Agreement in view of the potential uncertainties surrounding the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to provide for indemnification in the event any payments or benefits under the Agreement are found to be subject to imposition of additional tax and interest under Section 409A.

NOW, THEREFORE, for valuable consideration, receipt of which is acknowledged, the parties agrees as follows:

1.	The following new Section 8.10 is added to the Agreement:

“409A.

If at any time it is determined by the Company, the Internal Revenue Service or any applicable state or local taxing authority that any payment or benefit available to Executive under this Agreement or any other agreement or plan of the Company is subject to additional tax and interest under Section 409A of the Code or any comparable provision of state or local law (the “Section 409A Tax”), then the Company shall pay to Executive an additional payment such that the amount of Executive’s payments, benefits and additional payments pursuant to this Section 8.10, after reduction by all applicable income and employment taxes and the Section 409A Tax, including any interest and penalties thereon (“Taxes”) imposed on such payments, benefits and additional payments is equal to the amount, after the payment of all Taxes, that Executive would have received had the Section 409A Tax not applied to such payments and benefits. For the avoidance of doubt, for purposes of this Section 8, the term “Taxes” does not include any excise tax imposed by Section 4999 of the Code or any comparable provision of state or local law. All payments made under this Section 8.10 shall be made in accordance with the payment timing rules under Section 409A of the Code related to tax reimbursements, including that such payments shall be made to Executive no later than the end of the tax year following Executive’s tax year in which the Section 409A Tax is remitted to the taxing authorities.”

Remainder of Page Intentionally Left Blank

Signature Page to Follow

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

EXECUTIVE:	BJ’S WHOLESALE CLUB, INC.

/s/ Cornel Catuna	By:	/s/ Laura J. Sen